Filed pursuant to Rule 433

Registration Statement No. 333-129243

December 22, 2005

Relating to Supplement No. 1 dated

December 2, 2005, to

Pricing Supplement No. 16

dated November 22, 2005

GLOBAL MEDIUM-TERM NOTES, SERIES F

Senior Fixed Rate Notes

Pricing Sheet – December 22, 2005

COMPosite Asset Selection SecuritiesSM due November 30, 2011

Exchangeable for a Cash Amount Based on the

Ibbotson Moderate Asset Allocation Total Return Index

(“COMPASSSM”)

Offering Price	:	$10.12 per COMPASS

Aggregate Principal Amount	:	$3,880,898.56

Exchange Dates	:	Thursday of each week

Trade Date	:	December 22, 2005

Settlement Date	:	December 28, 2005

Listing	:	The COMPASS will not be listed on any
securities exchange

CUSIP	:	61747Y782

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$.12 per COMPASS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Ibbotson” is a trademark of Ibbotson Associates, Inc. and has been licensed for use by Morgan Stanley & Co. Incorporated. “COMPosite Asset Selection SecuritiesSM” and “COMPASSSM” are our servicemarks.